Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Mr. Ronald L. Frank
Executive Vice President
(716) 684-8060
rfrank@ene.com

Ecology and Environment, Inc. Announces New Senior Leadership Appointments

LANCASTER, N.Y., January 21, 2014 – On behalf of the Board of Directors of Ecology and Environment, Inc. (E & E) (NASDAQ: EEI), Chairman Frank B. Silvestro has announced that Gerard A. Gallagher III has been appointed as President and that Fred J. McKosky, P.E., has been promoted to a newly-created Chief Operating Officer (COO) position. The Board also appointed Cheryl A. Karpowicz, Senior Vice President of Development, to the board of directors of two of E & E's South American subsidiaries, Walsh Peru, S.A. and Gestion Ambiental Consultores, S.A. in Chile.

Mr. Gallagher has been with E & E for 33 years, spending most of his career in the Company's regional operations in the U.S. and abroad. During his tenure as regional manager, E & E's southern U.S. operations saw significant growth. In 2008, Mr. Gallagher moved to the Company's Buffalo headquarters to join the executive management team.

As President, Mr. Gallagher will bring experience and knowledge of existing and emerging markets, particularly in the sustainability and community resiliency realm. "Our markets are evolving quickly," Mr. Gallagher said, "and so must E & E. This is a period of profound change and our efforts to align ourselves toward new markets and services are exciting. We look forward to securing additional opportunities and growing."

Mr. Gallagher replaces Kevin S. Neumaier as President of E & E. Mr. Neumaier's employment with the Company was terminated effective with this change.

In his new role as COO, Mr. McKosky will oversee and direct E & E's corporate operations and technical services. He has been with E & E for 35 years and has extensive experience in directing major contracts and technically complex environmental engineering programs in the U.S. and around the world. He is charged with ensuring all programs are given the full corporate support required for timely and high-quality completion.

Ms. Karpowicz has been with E & E for 38 years and is Senior Vice President of Development, providing strategic direction and leadership to all business development efforts. She brings on-the-ground experience in South America and extensive knowledge of global energy markets to the board of directors of Walsh Peru, S.A. and Gestion Ambiental Consultores, S.A.  Ms. Karpowicz has managed or directed several high-profile projects funded by multilateral financial institutions and is thoroughly familiar with World Bank environmental requirements.

Headquartered in Lancaster, N.Y., E & E has completed more than 50,000 projects for a wide variety of clients in 122 countries, including some of the most iconic, high-profile projects in the world. Since 1970, E & E has provided environmental solutions in nearly every ecosystem on the planet. E & E is listed on the NASDAQ under the symbol EEI, and the information contained in this press release is available on the Company's website at www.ene.com.